Exhibit 16.1

[Letterhead of Goldman Kurland and Mohidin LLP]

November 21, 2014

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Re:                             RestorGenex Corporation

Commission File No. 000-24477

Ladies and Gentlemen:

We have read RestorGenex’s statements included under Item 4.01 of its Current Report on Form 8-K dated November 20, 2014 to be filed with the Securities and Exchange Commission today regarding the change of auditors.  We agree with all statements pertaining to Goldman Kurland and Mohidin LLP under Item 4.01(a).

Very truly yours,

/s/ Goldman Kurland and Mohidin LLP